PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
DDJ CAPITAL MANAGEMENT, LLC SUB-ADVISED FUNDS


	AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
(the "Agreement") executed as of the 2nd of October 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and DDJ CAPITAL MANAGEMENT, LLC, a Massachusetts limited liability company (hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

	WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

	WHEREAS, the Manager and the Sub-Advisor agree to amend and restate that certain Sub-Advisory Agreement between the Manager (having assumed the rights and obligations of Principal Management Corporation) and the Sub-Advisor dated October 9, 2012 with this Agreement; and

	WHEREAS, the Manager has furnished the Sub-Advisor with
copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:
(a)	Management Agreement (the "Management Agreement") with
the Fund;
(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission (the
"SEC");
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

	NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), as well as exercise all other ancillary rights or duties in connection with the management of such securities or other assets necessary to implement any of the powers contained herein, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth, provided that absent the Manager's prior written approval, the Sub-Advisor shall not take any action on behalf of the Fund in any legal proceedings, including bankruptcies or class actions. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor
	The Sub-Advisor will:
(a)	Provide investment advisory services, including but not
limited to research, advice and supervision for the Allocated
Assets of each Series.
(b)	Furnish to the Board of Directors of the Fund for approval
(or any appropriate committee of such Board), and revise
from time to time as conditions require, a recommended
investment program for each Series consistent with each
Series' respective investment objective(s) and policies and
any specific criteria applicable to the Allocated Assets (e.g., the applicable investment guidelines).
(c)	Implement the approved investment program for the
Allocated Assets by placing orders for the purchase and sale of securities and other permitted investment instruments
without prior consultation with the Manager and without
regard to the length of time the securities or other permitted investment instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement,
Articles of Incorporation and Bylaws, and the requirements
of the 1940 Act, as each of the same shall be from time to
time in effect.
(d)	Advise and assist the officers of the Fund, as requested by
the officers, in taking such steps as are necessary or
appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business of
each Series.
(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Manager with respect to
the Allocated Assets, compliance with the 1940 Act and the regulations adopted by the SEC thereunder and the Series'
investment strategies and restrictions as stated in the
Fund's prospectus and statement of additional information
and any specific criteria applicable to the Allocated Assets
(e.g., the applicable investment guidelines).
(f)	Report to the Board of Directors of the Fund at such times
and in such detail as the Board of Directors may reasonably
deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of each Series (and any specific criteria applicable to the Allocated Assets) are being observed.
(g)	Upon request, provide assistance and recommendations for
the determination of the fair value of certain securities and other investment instruments when reliable market
quotations are not readily available for purposes of
calculating net asset value in accordance with procedures
and methods established by the Fund's Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and
other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping,
clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series
pursuant to this Agreement. Notwithstanding the foregoing,
the cost of the securities or other investment instruments
purchased or sold or held by the Fund (including brokerage
fees and commissions, settlement-related expenses, legal
expenses (upon approval by the Manager, which approval
shall not be unreasonably withheld) incurred in connection
with the purchasing, selling or holding of investments or
prospective investments, and other applicable transaction
costs, if any), shall be solely borne by the Fund.
(i)	Open accounts with Foreign Account Tax Compliance Act
compliant broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-
dealers), and negotiate commissions, if applicable. To the
extent consistent with applicable law, purchase or sell orders for each Series may be aggregated with contemporaneous
purchase or sell orders of other clients of the Sub-Advisor. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be
made by the Sub-Advisor in the manner the Sub-Advisor
considers to be the most equitable and consistent with its
fiduciary obligations to the Fund and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors
providing such information as the number of aggregated
trades to which each Series was a party, the broker-dealers
to whom such trades were directed and the basis for the
allocation for the aggregated trades. The Sub-Advisor shall
use its best efforts to obtain execution of transactions for each Series at prices which are advantageous to the Series
and at commission rates that are reasonable in relation to
the benefits received. However, the Sub-Advisor may select
brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor.
To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for
effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-
Advisor determines in good faith that such amount of
commission is reasonable in relation to the value of the
brokerage and research products and/or services provided
by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its
affiliates have with respect to each Series as well as to
accounts over which they exercise investment discretion.
Such services or products may be (but do not necessarily
need to be) used by the Sub-Advisor in managing the
Allocated Assets. In addition, joint repurchase or other
accounts may not be utilized by the Series except to the
extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.
The Manager acknowledges that the Sub-Advisor may have
investment responsibilities or render investment advice to,
or perform other investment advisory services for, other
individuals or entities ("Affiliated Accounts"). The Manager agrees that the Sub-Advisor may give advice or exercise
investment responsibility and take such other action with
respect to its Affiliated Accounts that may differ from advice given or the timing or nature of action taken with respect to the Allocated Assets, provided that the Sub-Advisor acts in
good faith, and provided, further, that it the Sub-Advisor's policy to allocate, within its reasonable discretion,
investment opportunities with respect to the Allocated Assets over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of each Series and any specific investment guidelines applicable thereto.
(j)	Maintain all accounts, books and records with respect to the
Allocated Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act
and Investment Advisers Act of 1940, as amended (the
"Advisers Act"), and the rules thereunder, and furnish the
Fund and the Manager with such periodic and special
reports as the Fund or the Manager may reasonably
request. In compliance with the requirements of Rule 31a-3
under the 1940 Act, the Sub-Advisor hereby agrees that all
records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods described by
Rule 31a-2 under the 1940 Act any records that it maintains
for the Series and that are required to be maintained by
Rule 31a-1 under the 1940 Act, and further agrees to
surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager;
provided, however, that the Sub-Advisor may retain a copy
of such records in order to comply with applicable
requirements under the Advisers Act. The Sub-Advisor has
no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to a Series.
(k)	Observe and comply with Rule 17j-1 under the 1940 Act and
the Sub-Advisor's Code of Ethics adopted pursuant to that
Rule as the same may be amended from time to time. The
Manager acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor shall
promptly forward to the Manager a copy of any material
amendment to the Sub-Advisor's Code of Ethics along with
a certification that the Sub-Advisor has implemented
procedures for administering its Code of Ethics.
(l)	From time to time as the Manager or the Fund may request,
furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such
detail as the Manager or the Fund may reasonably request.
The Sub-Advisor will make available its officers and
employees to meet with the Fund's Board of Directors at the
Fund's principal place of business on due notice to review
the investments of a Series.
(m)	Provide such information as is customarily provided by a
sub-advisor, or as may be required or reasonably requested
by the Manager, for the Fund or the Manager to comply with
their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Advisers Act, the
Securities Act of 1933, as amended (the "Securities Act"),
and any state securities laws, and any rule or regulation
thereunder. Such information includes, but is not limited to:
the Sub-Advisor's compliance manual and policies and
procedures adopted to comply with Rule 206(4)-7 of the
Advisers Act; the Sub-Advisor's most recent annual
compliance report prepared in connection with Rule 206(4)-
7 of the Advisers Act or a detailed summary of such report;
timely and complete responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor's Rule 206(4)-7 compliance policies and
procedures, marked to show changes along with a written
summary of the purpose of each such change); Annual
Proxy Voting Questionnaires; Annual Best Execution and
Soft Dollar Questionnaires, and responses to all other
reasonable requests from the Manager. The Sub-Advisor
agrees to make available for the Manager's review all
deficiency letters issued by the SEC together with all
responses given by Sub-Advisor to such letters. The Sub-
Advisor will advise the Manager of any material changes in
the Sub-Advisor's ownership within a reasonable time after
any such change.
(n)	Vote proxies received on behalf of each Series (with respect to the Allocated Assets) in a manner consistent with the Sub-Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format provided by the Manager to enable the Series to file Form
N-PX as required by SEC rule.
(o)	Respond to tender offers, rights offerings and other
voluntary corporate action requests (including, without
limitation, participating, joining in or dissenting from, and voting in any in-court or out-of-court corporate restructuring or reorganization or liquidation) affecting securities and/or other investment instruments held by each Series (with
respect to the Allocated Assets).
(p)	The Sub-Advisor shall have the power to make, execute,
acknowledge and deliver on behalf of each Series any and all documents of transfer and conveyance and any and all other documents or instruments that may be necessary or appropriate to carry out the powers granted to it under this Agreement. In connection with the execution of any such documents or instruments, the signature block of each Series shall be as follows:
Principal Funds, Inc. - [legal name of such Series]



By: DDJ Capital Management, LLC, in its capacity as Sub-Advisor



By:


Name:


Title:
Authorized Signatory





(q)	Cooperate with the Manager in its performance of quarterly
and annual tax compliance tests to monitor the Series' compliance with Subchapter M of the Code and Section
817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action with respect to the Allocated Assets (to the extent consistent with applicable law) to bring the Series back into compliance within the time permitted under the Code.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s) (as defined below), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor.
Notwithstanding Section 5 of this Agreement, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes of this Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for a Series that result in the purchase or sale of securities or other investment instruments that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities or other investment instruments for a Series in an unintended amount or price; or (iii) purchases or sales of securities or other investment instruments for a Series which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.

7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund, provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

10.	Amendment of this Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties hereto. In addition, no material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life
Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

11.	Additional Series
In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

12.	General Provisions
(a)	Each party agrees to perform such further acts and execute
such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and
enforced in accordance with and governed by the laws of the
State of Iowa. The captions in this Agreement are included
for convenience only and in no way define or delimit any of
the provisions hereof or otherwise affect their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the
other party at such address as such other party may
designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the
Manager for this purpose shall be Principal Financial Group,
711 High Street, Des Moines, Iowa 50392-0200. The address
of the Sub-Advisor for this purpose shall be 130 Turner
Street, Building #3, Suite 600, Waltham, MA 02453, ATTN:
Legal Department.
(c)	The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:
(1)	the Sub-Advisor fails to be registered as an investment
adviser under the Advisers Act or under the laws of any
jurisdiction in which the Sub-Advisor is required to be
registered as an investment advisor in order to perform
its obligations under this Agreement.
(2)	the Sub-Advisor is served or otherwise receives notice of
any action, suit, proceeding, inquiry or investigation, at
law or in equity, before or by any court, public board or
body, involving the affairs of a Series.
(3)	the Sub-Advisor becomes aware of any pending or
threatened action, suit, proceeding, inquiry or
investigation that is reasonably likely to result in a
conviction, order, judgment or decree issued with respect
to it or any affiliate that could reasonably be expected to
result in the Sub-Advisor becoming ineligible to serve as
an investment adviser of a registered investment
company under the 1940 Act.
(4)	the Sub-Advisor becomes aware of a transaction or
series of transactions that is reasonably likely to result in a change in the management or control of the Sub-
Advisor or a controlling person thereof or otherwise in the
assignment (as defined in the 1940 Act) of this
Agreement by the Sub-Advisor
(d)	The Manager shall provide (or cause the Series custodian to
provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash
requirements and cash available for investment in a Series,
and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities
hereunder.
(e)	The Fund is (a) a "qualified institutional buyer" as defined in paragraph (a) of Rule 144A under the Securities Act of 1933
("Securities Act") by reason of the fact that it an investment company registered under the 1940 Act, and (b) an
"accredited investor" as defined in Regulation D under the
Securities Act.
(f)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under
which the Fund directs or is expected to direct portfolio
securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund
shares or shares issued by any other registered investment
company. The Sub-Advisor further represents that it is
contrary to the Sub-Advisor's policies to permit those who
select brokers or dealers for execution of Fund portfolio
securities transactions to take into account the broker's or dealer's promotion or sale of Fund shares or shares issued
by any other registered investment company.
(g)	The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, the
Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager; provided, however,
that the Manager consents to the Sub-Advisor's use of the
Manager's name, the Fund's name and each Series' name in
the Sub-Advisor's representative client list only, which may be distributed to prospective and existing clients so long as this Agreement is in effect.
(h)	This Agreement contains the entire understanding and
agreement of the parties.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC




By:
/s/ Michael J. Beer

Name:
Michael J. Beer

Title:
Executive Director - Principal Funds







By:
/s/ Adam U. Shaikh

Name:
Adam U. Shaikh

Title:
Counsel




DDJ CAPITAL MANAGEMENT, LLC




By:
/s/ David J. Breazzano

Name:
David J. Breazzano

Title:
President

APPENDIX A



[INTENTIONALLY OMITTED]

APPENDIX B




Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Global Diversified Income Fund
October 9, 2012
2 Years
High Yield Fund I
October 2, 2017
2 Years